Exhibit (l)(1)

PURCHASE AGREEMENT

BlackRock CoRI Funds (the “Trust”), a Massachusetts business trust, and BlackRock Holdco 2, Inc. (“Holdco 2”), a Delaware corporation, hereby agree as follows:

1. The Trust hereby offers Holdco 2 and Holdco 2 hereby purchases 10,000 shares (the “Shares”) of the Trust (allocated pro rata among the Investor A and Institutional Share Classes of each of BlackRock CoRI 2015 Fund, BlackRock CoRI 2017 Fund, BlackRock CoRI 2019 Fund, BlackRock CoRI 2021 Fund and BlackRock CoRI 2023 Fund, each a series of the Trust (each, a “Fund”)) for $10 per Share. The Trust hereby acknowledges receipt from Holdco 2 of funds in full payment for the foregoing Shares.

2. Holdco 2 represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

3. The names “BlackRock CoRI Funds” and “Trustees” of BlackRock CoRI Funds refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated July 26, 2013, a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust, as may be amended from time to time (the “Declaration”). The obligations of “BlackRock CoRI Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration), and all persons dealing with any Fund or class of shares of the Trust must look solely to the Trust Property belonging to such Fund or class for the enforcement of any claims against the Trust.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 22nd day of October, 2013.

BLACKROCK CoRI FUNDS, on behalf of its series

By:	/s/ Benjamin Archibald
Name:	Benjamin Archibald
Title:	Secretary

BLACKROCK HOLDCO 2, INC.

By:	/s/ Benjamin Archibald
Name:	Benjamin Archibald
Title:	Director